NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 18, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 04, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the terms under HNR Acquisition Corp's prospectus filed on February 14, 2022, the units will no longer trade, and that the Common Sock and Warrants comprising the Units commenced separate trading on April 04, 2022. This is a mandatory and automatic separation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading prior to market open on April 04, 2022.